EXHIBIT 10.4

MASTER SUPPLY AND SERVICES AGREEMENT

This Master Supply and Services Agreement (the “Agreement”) is made and entered into as of September 10, 2025 (the “Effective Date”), by and between: GridCore Infrastructure, LLC, a Colorado limited liability company, with its principal place of business at 4400 N. Scottsdale Road, Ste. 9-289 Scottsdale AZ 85251 (“Purchaser”), and KYMA Batteries LLC, a Texas limited liability company, with its principal place of business at 1400 Halbleib Road Chippewa Falls WI 54729 United States (“Supplier”).

RECITALS

WHEREAS, Purchaser is in the business of developing and selling integrated energy solutions;

WHEREAS, Purchaser has entered into an agreement (the “End-User Agreement”) to sell a fully integrated 222 MW Battery Energy Storage System (the “Project”) to BESS Rural Energy Cooperative LCA (the “End-User”);

WHEREAS, Purchaser is responsible for delivering the completed Project to the End-User and requires certain specialized equipment, software, and services to fulfill its obligations under the End-User Agreement;

WHEREAS, Supplier, together with its affiliate ITX Micro Grid Development (“ITX”), is an expert in the design, manufacture, and integration of BESS components, including proprietary software, power conversion systems, and related construction management services;

WHEREAS, Purchaser desires to engage Supplier to provide such equipment, software, and services, and Supplier is willing to do so, on the terms and conditions set forth in this Agreement, including the extension of all warranties to the End-User.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1: DEFINITIONS

1.1.  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

1.2.  “Contract Price” means the fixed price of $97,200,000.00 payable by Purchaser to Supplier for the Work.

1.3.  “End-User” means BESS Rural Energy Cooperative LCA.

1.4.  “End-User Agreement” means the agreement between Purchaser and End-User for the sale of the Project.

1.5.  “ITX” means ITX Micro Grid Development, an Affiliate of Supplier.

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1.6.  “Project” means the fully integrated 222 MW Battery Energy Storage System to be delivered to the End-User.

1.7.  “Purchaser-Furnished Equipment” means the base battery enclosures to be procured and delivered by Purchaser.

1.8.  “Work” means all equipment (excluding Purchaser-Furnished Equipment), software, and services to be provided by Supplier as detailed in this Agreement and its Schedules and Annexes.

ARTICLE 2: SCOPE OF WORK

2.1. Supplier’s Responsibilities. Supplier shall provide all equipment, software, and services necessary to deliver a fully integrated and commissioned BESS solution as detailed in the Schedules and Annexes attached hereto. The Work expressly includes:

(a) Procurement and delivery of all Power Conversion Systems (PCS), inverters, and controllers;

(b) Development, integration, and commissioning of the proprietary Battery Management System (BMS) software;

(c) Provision and installation of all Balance of Plant components;

(d) Engineering, procurement, and construction services to be performed by ITX as detailed in Annex A; and

(e) All other services necessary to achieve Final Acceptance and Placed-in-Service status.

2.2. Purchaser’s Responsibilities. Purchaser shall be responsible for the timely procurement and delivery to the Project site(s) of the Purchaser-Furnished Equipment in accordance with the project schedule to be mutually agreed upon by the Parties.

2.3. Coordination. The Parties shall cooperate and coordinate their respective activities to ensure the timely and successful completion of the Project.

ARTICLE 3: CONTRACT PRICE AND PAYMENT

3.1. Contract Price. As full and final consideration for the Work, Purchaser shall pay Supplier the Contract Price of Ninety-Seven Million, Two Hundred Thousand U.S. Dollars ($97,200,000.00).

3.2. Cost Allocation. The Contract Price is allocated among the components of the Work as set forth in Schedule 1 (Cost Allocation C Schedule of Values) for the purposes of progress payments and Investment Tax Credit accounting.

3.3. Payment Schedule. The Contract Price shall be paid in accordance with Schedule 2 (Milestone Payment Schedule),

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3.4. Invoicing. Supplier shall submit invoices to Purchaser upon achievement of each milestone. All invoices shall include sufficient detail to demonstrate achievement of the applicable milestone.

3.5. Payment Terms. Except as otherwise specified in Schedule 2, Purchaser shall pay all undisputed invoices within thirty (30) days of receipt.

ARTICLE 4: WARRANTIES

4.1. Supplier’s Warranty to Purchaser. Supplier warrants to Purchaser that:

(a) The Work will be performed in a professional and workmanlike manner in accordance with industry standards;

(b) All equipment and software provided will be free from defects in materials and workmanship;

(c) All equipment and software will conform to the specifications set forth in this Agreement and its Annexes;

(d) The completed Project will meet the performance metrics set forth in Annex B (Performance Guarantees C Testing Protocols); and

(e) Supplier has the right to provide all intellectual property included in the Work.

4.2. Warranty Period. The warranty period shall commence on the Placed-in-Service Date and shall continue for a period of 5 years (the “Warranty Period”).

4.3. Pass-Through Warranty to End-User. Supplier acknowledges that Purchaser is not the final owner of the Project but is reselling it to the End-User. Therefore, Supplier expressly agrees that all warranties provided in Section 4.1 are “pass-through” warranties for the direct benefit of the End-User.

4.4. Assignment and Direct Enforcement.

(a) All warranties under this Article 4 shall be fully and freely assignable by Purchaser to the End-User without the need for Supplier’s further consent.

(b) Supplier agrees that the End-User shall be entitled to enforce all rights and remedies under these warranties directly against Supplier as if the End-User were the original Purchaser hereunder.

(c) Purchaser’s assignment of warranties to the End-User shall not release Supplier from any of its obligations under this Agreement.

(d) Supplier shall execute any additional documentation reasonably requested by Purchaser or End-User to effectuate the intent of this Section 4.4.

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4.5. Warranty Claims and Remedies. In the event of a warranty claim, whether initiated by Purchaser or the End-User:

(a) Supplier shall cooperate fully to promptly investigate and remedy the claim;

(b) Supplier shall, at its option, either (i) repair or replace the defective equipment or software, (ii) make make-whole payments to compensate for lost revenue or underperformance, or (iii) pay liquidated damages as specified in Annex B; and

(c) All remedies shall be provided at no cost to Purchaser or End-User.

4.6. Exclusions. The warranties in this Article 4 shall not apply to:

(a) Defects caused by Purchaser’s or End-User’s failure to operate or maintain the Project in accordance with Supplier’s written instructions;

(b) Defects in the Purchaser-Furnished Equipment, except to the extent caused by Supplier’s improper integration or installation; or

(c) Damage caused by force majeure events, accidents, or intentional misconduct by Purchaser or End-User.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1. Mutual Representations. Each Party represents and warrants to the other that:

(a) It is duly organized, validly existing, and in good standing under the laws of its state of formation;

(b) It has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action;

(d) This Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms; and

(e) Its execution and performance of this Agreement does not violate any law or any agreement to which it is a party.

5.2. Supplier’s Additional Representations. Supplier further represents and warrants that:

(a) It has the expertise, experience, and resources necessary to perform the Work;

(b) It holds all necessary licenses, permits, and certifications required to perform the Work; and

(c) ITX is its Affiliate and Supplier has the authority to cause ITX to perform the EPC services as contemplated herein.

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ARTICLE 6: INDEMNIFICATION

6.1. Supplier’s Indemnity. Supplier shall indemnify, defend, and hold harmless Purchaser and the End-User, and their respective officers, directors, employees, and agents (collectively, the “Purchaser Indemnified Parties”), from and against any and all third-party claims, demands, actions, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to:

(a) Any breach of Supplier’s warranties, representations, or obligations under this Agreement;

(b) Any claim that the equipment, software, or services provided by Supplier infringe upon any patent, copyright, trademark, trade secret, or other intellectual property right of a third party;

(c) Any personal injury, death, or property damage caused by Supplier’s negligence or willful misconduct; or

(d) Any violation of applicable law by Supplier in the performance of the Work.

6.2. Purchaser’s Indemnity. Purchaser shall indemnify, defend, and hold harmless Supplier and its officers, directors, employees, and agents from and against any and all third-party claims arising out of Purchaser’s breach of its obligations under this Agreement or its negligence or willful misconduct.

6.3. Procedures. The indemnified party shall provide prompt notice of any claim to the indemnifying party and shall cooperate in the defense of such claim. The indemnifying party shall have the right to control the defense and settlement of any claim, provided that it shall not settle any claim without the indemnified party’s consent if such settlement would impose any obligation on the indemnified party.

ARTICLE 7: LIMITATION OF LIABILITY

7.1. Exclusion of Consequential Damages. Except for breaches of confidentiality obligations or indemnification obligations under Article 6, neither Party shall be liable to the other for any indirect, incidental, special, consequential, or punitive damages, including lost profits, even if advised of the possibility of such damages.

7.2. Cap on Liability. Except for breaches of confidentiality obligations, indemnification obligations under Article 6, or Supplier’s warranty obligations under Article 4, each Party’s total aggregate liability under this Agreement shall not exceed the Contract Price.

ARTICLE 8: INTELLECTUAL PROPERTY

8.1. Supplier’s Pre-Existing IP. Supplier shall retain all right, title, and interest in and to its pre-existing intellectual property, including the BMS software and all related documentation.

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8.2. License to Purchaser and End-User. Supplier hereby grants to Purchaser and End-User a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license to use the BMS software and all related intellectual property as integrated into the Project. This license includes the right to operate, maintain, repair, and modify the software as necessary for the operation of the Project.

8.3. No Transfer of Ownership. Nothing in this Agreement shall be construed as transferring ownership of Supplier’s intellectual property to Purchaser or End-User.

ARTICLE 9: CONFIDENTIALITY

9.1. Confidential Information. Each Party acknowledges that it may receive confidential and proprietary information of the other Party. Each Party agrees to hold such information in strict confidence and not to disclose it to any third party without the other Party’s prior written consent, except as required by law or to its employees, agents, and advisors who have a need to know.

9.2. Exceptions. Confidential information does not include information that (a) is or becomes publicly available through no breach of this Agreement, (b) was rightfully in the receiving Party’s possession prior to disclosure, (c) is independently developed by the receiving Party, or (d) is rightfully received from a third party without breach of any confidentiality obligation.

ARTICLE 10: ITC COMPLIANCE AND DOCUMENTATION

10.1. ITC Support. Supplier acknowledges that Purchaser and End-User intend to claim Investment Tax Credits (ITC) under Section 48 of the Internal Revenue Code in connection with the Project. Supplier shall provide, in a timely manner, all necessary documentation to support such claims.

10.2. Required Documentation. Supplier shall provide:

(a) Detailed cost breakdowns and invoices supporting the cost allocation in Schedule 1;

(b) Documentation establishing the origin and provenance of all equipment;

(c) Commissioning reports and test results as specified in Annex B;

(d) A certification from a licensed Professional Engineer confirming the Placed- in-Service date and that the Project is complete and available for its intended use; and

(e) Any other documentation reasonably requested by Purchaser or End-User to support the ITC claim.

10.3. Cooperation. Supplier shall cooperate fully with Purchaser and End-User in connection with any ITC audit or inquiry by the Internal Revenue Service or other governmental authority.

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ARTICLE 11: TERM AND TERMINATION

11.1. Term. This Agreement shall commence on the Effective Date and shall continue until the completion of the Work and the expiration of the Warranty Period, unless earlier terminated in accordance with this Article 11.

11.2. Termination for Cause. Either Party may terminate this Agreement upon written notice if the other Party:

(a) Materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof; or

(b) Becomes insolvent, files for bankruptcy, or has a receiver appointed for substantially all of its assets.

11.3. Termination for Convenience. Purchaser may terminate this Agreement for convenience upon sixty (60) days’ written notice to Supplier. In such event, Purchaser shall pay Supplier for all Work completed through the date of termination plus reasonable demobilization costs.

11.4. Effect of Termination. Upon termination:

(a) Supplier shall immediately cease performance of the Work;

(b) Purchaser shall pay Supplier for all Work completed and accepted through the date of termination; and

(c) The provisions of Articles 4 (Warranties), 6 (Indemnification), 7 (Limitation of Liability), 8 (Intellectual Property), 9 (Confidentiality), and 12 (General Provisions) shall survive.

ARTICLE 12: GENERAL PROVISIONS

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

12.2. Dispute Resolution.

(a) Any dispute arising out of or relating to this Agreement shall first be subject to good faith negotiations between senior executives of the Parties.

(b) If the dispute is not resolved within thirty (30) days of the commencement of negotiations, either Party may submit the dispute to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(c) The arbitration shall be conducted in Denver, Colorado, and judgment upon the award may be entered in any court having jurisdiction.

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12.3. Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by confirmed facsimile or email, or sent by certified mail, return receipt requested, to the addresses set forth in the preamble or to such other address as a Party may designate by notice.

12.4. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Purchaser may assign this Agreement to the End- User or to a financing party as collateral security without Supplier’s consent.

12.5. Force Majeure. Neither Party shall be liable for any failure or delay in performance due to causes beyond its reasonable control, including acts of God, war, terrorism, labor disputes, or governmental actions, provided that the affected Party gives prompt notice and uses reasonable efforts to mitigate the effects.

12.6. Entire Agreement. This Agreement, together with its Schedules, Annexes, and Exhibits, constitutes the entire agreement between the Parties and supersedes all prior negotiations, understandings, and agreements, whether written or oral.

12.7. Amendments. This Agreement may be amended only by a written instrument signed by both Parties.

12.8. Waiver. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is sought to be enforced.

12.9. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

12.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

GRIDCORE INFRASTRUCTURE, LLC

By:
Greg Harrington Managing Member

KYMA BATTERIES, LLC

By:	/s/ David J. Durrett
David J. Durrett Manager

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SCHEDULE 1: COST ALLOCATION C SCHEDULE OF VALUES

This Schedule 1 provides the allocation of the $97,200,000.00 Contract Price for the purpose of progress payments and Investment Tax Credit (ITC) accounting. The Supplier shall use this schedule of values as the basis for its applications for payment.

Category	Description	Allocated Value
1	PCS / Inverters + Controllers	$21,600,000.00
2	Integral Software (Independence Power)	$32,400,000.00
3	Balance of Plant	$32,400,000.00
4	Soft Costs (EPC, Permits, IDC)	$10,800,000.00
	Total	$97,200,000.00

SCHEDULE 2: PAYMENT SCHEDULE

Description Payment Amount and Due Date

The payment for Milestone 1 shall be sourced from the $10,600,000.00 down payment made by BESS Coop to the Purchaser under the End-User Agreement. Upon receipt of said funds, the Purchaser shall execute the following payments:

•	$10,600,000.00 shall be paid to Supplier for EPC services to be executed by Supplier’s subcontractor, ITX. This payment shall be credited against the Contract Price owed by Purchaser to Supplier.

•	$400,000.00 shall be paid to the Purchaser (GridCore).

Secured Promissory Note - Monetary Terms

•	Principal Amount: $86,600,000.00

•	Interest Rate: Applicable Federal Rate + 6.0% per annum

•	Default Interest Rate: Applicable Federal Rate + 12.0% per annum

•	Interest Calculation: 360-day year, actual days elapsed

•	Interest Payment Schedule: - Semi-annually in arrears - First payment: March 10, 2026 - Subsequent payments: Every 6 months until Maturity Date

•	Principal Payment Schedule: - Four (4) equal quarterly installments of $21,650,000.00 each - First payment: December 10, 2026- Subsequent payments: Ǫuarterly thereafter

•	Maturity Date: September 10, 2027 (2 years from execution)

•	Prepayment: Permitted at any time without penalty - Partial prepayments applied first to accrued interest, then to principal in inverse order of maturity

•	Digital Asset Payment Option: - Available at Maker’s option with 30 days prior written notice - Must be exchange-traded digital asset on reputable regulated exchange - Value determined by VWAP over 24-hour period before due date - Maker pays all transaction fees, network fees, and gas fees

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Supplier hereby irrevocably authorizes and directs Purchaser to make the payment to Kyma as specified above and agrees that such payment shall constitute a partial payment of the Contract Price for all purposes under this Agreement.

ANNEX A: INSTALLATION C COMMISSIONING

This Annex A details the turnkey installation and commissioning responsibilities of the Supplier, to be executed by its affiliate, ITX.

1. SCOPE OF WORK

ITX shall provide all labor, materials, equipment, and supervision necessary for the complete installation and commissioning of the BESS Project, including but not limited to:

1.1. Site Preparation

Civil and electrical work required to prepare the site(s) for BESS installation, including:

•	Foundation pads and mounting systems

•	Trenching and conduit installation

•	Grounding and bonding systems

•	Site fencing and security measures

•	Access roads and laydown areas

1.2.  Equipment Installation

Mechanical and electrical installation of all Project equipment, including:

•	The Purchaser-Furnished Equipment (base battery enclosures)

•	PCS/Inverters and controllers

•	All Balance of Plant components

•	Electrical interconnections and cabling

•	HVAC and fire suppression systems

•	Monitoring and control systems

1.3. System Integration

Integration of all hardware and software components to ensure seamless operation, including:

•	Installation and configuration of the BMS software

•	Integration with existing grid infrastructure

•	Communication system setup and testing

•	SCADA system integration

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1.4. Commissioning

A comprehensive commissioning process to verify that the system is installed correctly and functions in accordance with the Specifications. The commissioning process shall include:

1.4.1. Pre-Commissioning Checks

•	Visual inspections of all installed equipment

•	Continuity checks of all electrical connections

•	Insulation resistance testing

•	Verification of proper grounding

1.4.2. Functional Testing

•	Verification of the functionality of individual components and subsystems

•	Testing of safety systems and interlocks

•	Verification of control and monitoring systems

•	Testing of communication systems

1.4.3. System-Level Testing

•	Testing of the integrated system to ensure it meets the performance requirements of the Project

•	Performance testing in accordance with Annex B

•	Grid interconnection testing and verification

•	Final acceptance testing

2. PROJECT MANAGEMENT

ITX Power shall provide full project management services, including:

•	Development and maintenance of a detailed project schedule

•	Coordination of all subcontractors and suppliers

•	Regular progress reporting to the Purchaser (weekly during construction, monthly otherwise)

•	Management of all permits and regulatory approvals

•	Ǫuality assurance and quality control

•	Health, safety, and environmental management

3. ACCEPTANCE

3.1. Substantial Completion

Upon completion of installation and successful completion of functional testing, ITX shall notify Purchaser that the Project has achieved Substantial Completion. Purchaser shall have ten (10) business days to inspect the Project and provide a punch list of any deficiencies.

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3.2. Final Acceptance

Upon successful completion of all commissioning activities, including the acceptance testing specified in Annex B, ITX shall conduct a final acceptance test in the presence of the Purchaser’s representative. Upon successful completion of the acceptance test and resolution of all punch list items, the Purchaser shall issue a Certificate of Final Acceptance, which will be a prerequisite for the final milestone payment under Schedule 2.

4. PLACED-IN-SERVICE CERTIFICATION

As part of the final commissioning report, ITX Micro Grid shall provide a certification from a licensed Professional Engineer confirming that:

•	The Project is complete and has been constructed in accordance with the specifications

•	The Project has been tested in accordance with the testing protocols in Annex B

•	The Project is available for its intended use and is capable of operating at its full rated capacity

•	The date on which the Project was placed in service

This certification shall establish the “Placed-in-Service” date for ITC purposes and shall be in a form acceptable to the Purchaser and End-User for submission to the Internal Revenue Service.

5. DOCUMENTATION

Upon Final Acceptance, ITX Micro Grid shall provide the following documentation to Purchaser:

•	As-built drawings and specifications

•	Operations and maintenance manuals

•	Warranty documentation for all equipment

•	Training materials and records

•	Commissioning test reports

•	Placed-in-Service certification

•	All permits and regulatory approvals

ANNEX B: PERFORMANCE GUARANTEES C TESTING PROTOCOLS

This Annex B defines the performance guarantees for the Project and the testing protocols to be used to verify compliance.

1. PERFORMANCE GUARANTEES

Supplier guarantees that the Project will meet or exceed the following key performance metrics under the conditions defined in the testing protocols herein:

1.1. Reserved

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1.2. System Availability

The Project shall maintain a minimum availability of 99.8% on an annual basis, calculated as:

Availability = (Total Hours - Unavailable Hours) / Total Hours × 100%

Where: - Total Hours = 8,760 hours per year - Unavailable Hours = hours during which the system is unable to charge or discharge due to equipment failure or malfunction - Scheduled maintenance and force majeure events are excluded from Unavailable Hours

1.3. Capacity Retention

The BESS shall retain at least 80% of its initial energy capacity at the end of the Warranty Period, measured under standardized test conditions.

1.4. Response Time

The Project shall be capable of responding to dispatch signals and ramping from zero to full power (charge or discharge) a rate for similar equipment as determined by the mean between the fastest response time and the average amongst the five largest manufacturers of similar equipment.

1.5. Ramp Rate

The Project shall be capable of ramping at a minimum rate of ramp rate to dispatch signals and ramping from zero to full power (charge or discharge) at a rate for similar equipment as determined by the mean between the fastest response time and the average amongst the five largest manufacturers of similar equipment.

2. TESTING PROTOCOLS

2.1. Initial Acceptance Testing

Upon completion of commissioning, the Supplier shall conduct an Initial Acceptance Test to demonstrate that the Project meets the Performance Guarantees.

2.1.1. Test Conditions

•	The test will be conducted over a continuous [Number]-hour period

•	The test will simulate real-world operational profiles, including charge/discharge cycles at varying states of charge and ramp rates

•	Ambient temperature conditions shall be within the design operating range

•	The specific test procedures and signal-following profiles will be mutually agreed upon by the Parties prior to the test

2.1.2. Test Procedures

The Initial Acceptance Test shall include:

•	Round-trip efficiency testing over multiple charge-discharge cycles

•	Response time and ramp rate testing

•	Capacity verification testing

•	Signal-following accuracy testing

•	Grid interconnection performance testing

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2.1.3. Pass/Fail Criteria

The Project shall be deemed to have passed the Initial Acceptance Test if all Performance Guarantees are met. If any Performance Guarantee is not met, Supplier shall have 60 days to investigate and remedy the deficiency and re-test.

2.2. Annual Performance Testing

An Annual Performance Test shall be conducted by the Supplier within 30 days of the anniversary of the Placed-in-Service date for each year of the Warranty Period to verify ongoing compliance with the Performance Guarantees.

The Annual Performance Test shall follow substantially the same procedures as the Initial Acceptance Test, with adjustments as necessary to account for the operational history of the Project.

2.3. Interim Testing

Either Party may request interim performance testing if there is reason to believe the Project is not meeting the Performance Guarantees. The costs of such testing shall be borne by the requesting Party unless the testing reveals a failure to meet the Performance Guarantees, in which case Supplier shall bear the costs.

3. REMEDIES FOR FAILURE

If the Project fails to meet any of the Performance Guarantees during a performance test, the Supplier shall have [Number] days to investigate and cure the cause of the failure. If the failure is not cured within this period, the Supplier shall, at its option:

3.1. Make-Whole Payments

Compensate the Purchaser (or End-User, as applicable) for lost revenue resulting from the underperformance. The make-whole payment shall be calculated as follows:

Make-Whole Payment = (Guaranteed Performance - Actual Performance) × [Agreed-upon $/unit] × Duration of Underperformance

3.2. Repair or Replace

Repair or replace the defective components at its own cost to restore performance to the guaranteed levels. All repair or replacement work shall be completed within a reasonable timeframe to minimize disruption to Project operations.

3.3. Pay Liquidated Damages

If the failure is related to System Availability or Capacity Retention, pay liquidated damages in an amount as determined by a panel of three arbitrators. Each party will select an arbitrator with experience in the industry and the two arbitrators will select a third member of the Panel. A majority vote of the panel shall determine the validity of the claim and set the damages. The panel will be governed by the laws of the State of Texas, These liquidated damages represent the Parties’ reasonable estimate of the actual damages that would result from such failures and are not intended as a penalty.

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3.4. Limitation

The total aggregate liability of Supplier for all performance guarantee failures during any twelve-month period shall not exceed 30% of the Contract Price, except that this limitation shall not apply to Supplier’s obligation to repair or replace defective equipment.

EXHIBIT C: FORM OF LONG-TERM SERVICE AGREEMENT (LTSA)

This Long-Term Service Agreement (“LTSA”) is entered into as of the first date stated above by and between GridCore Infrastructure, LLC (“Owner”) and KYMA Batteries LLC (“Service Provider”).

1. SERVICES

Service Provider shall provide the following services to ensure the long-term operational performance of the BESS Project:

1.1. Remote Monitoring

24/7 remote monitoring of the BESS for performance and fault detection, including:

•	Real-time monitoring of all system parameters

•	Automated alarm notification

•	Performance trending and analytics

•	Predictive maintenance alerts

1.2. Preventive Maintenance

Scheduled preventive maintenance activities to be performed on an annual basis, including:

•	Inspection of all major equipment

•	Cleaning and servicing of components

•	Firmware and software updates

•	Calibration of sensors and controls

•	Testing of safety systems

1.3. Corrective Maintenance

Unscheduled maintenance and repair services in response to faults or alarms, including:

•	Remote troubleshooting and diagnostics

•	On-site repair services as needed

•	Replacement of defective components

•	Emergency response services

1.4. Software Updates

Provision of all necessary software updates and patches to the BMS, including:

•	Bug fixes and security patches

•	Performance optimization updates

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•	New feature releases

•	Compatibility updates

1.5. Reporting

Ǫuarterly performance reports detailing key operational metrics, including:

•	System availability

•	Round-trip efficiency

•	Capacity and degradation trends

•	Energy throughput

•	Maintenance activities performed

•	Recommendations for optimization

2. SERVICE LEVELS

Service Provider shall perform the services in accordance with the following service levels:

2.1.  Response Time

•	Critical Alarms: Service Provider shall acknowledge within [2] hours and dispatch a technician to the site, if necessary, within [24] hours

•	Non-Critical Alarms: Service Provider shall acknowledge within [8] hours and address within 5 business days

2.2. Availability Guarantee

Service Provider guarantees a minimum System Availability of 99.8%, as defined in Annex B of the Master Supply and Services Agreement. If the guaranteed availability is not achieved in any contract year, Service Provider shall pay liquidated damages as specified in Annex B.

2.3. Uptime Commitment

Service Provider commits to maintaining the remote monitoring system with 99.5% uptime.

3. TERM

The initial term of this LTSA shall be 10 years, commencing on the Placed-in-Service date. The Owner shall have the option to renew the LTSA for successive [5]-year terms upon written notice given at least [180] days prior to the end of the then-current term.

4.  FEES

4.1. Monthly Fee

In consideration for the services, the Owner shall pay the Service Provider a monthly fee of $5,000 per Battery Energy Storage (“BESS”) unit placed in service.

4.2. Fee Adjustments

The annual fee shall be adjusted on each anniversary of the Effective Date by the percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics, not to exceed 2% in any year.

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4.3. Additional Services

Any services not included in the scope of Section 1 shall be provided on a time and materials basis at Service Provider’s then-current rates, subject to Owner’s prior written approval.

5.  RELATIONSHIP TO MAIN AGREEMENT

5.1. Integration

This LTSA is an exhibit to the Master Supply and Services Agreement between the Parties as of dated, September 10, 2025 (the “Main Agreement”). The Main Agreement is incorporated herein by reference.

5.2. Precedence

The warranty provisions of the Main Agreement shall take precedence over any conflicting terms in this LTSA. For the avoidance of doubt, the warranty obligations under Article 4 of the Main Agreement are separate from and in addition to the service obligations under this LTSA.

5.3. Separate Liability

The liability of the Service Provider under this LTSA shall be separate from its liability under the warranty provisions of the Main Agreement. The annual fee under this LTSA shall not serve as a cap on Service Provider’s warranty liability under the Main Agreement.

6.  ASSIGNMENT

This LTSA may be assigned by Owner to the End-User or any subsequent owner of the Project without Service Provider’s consent. Service Provider may not assign this LTSA without Owner’s prior written consent.

7.  TERMINATION

7.1. Termination for Cause

Either Party may terminate this LTSA upon [60] days’ written notice if the other Party materially breaches this LTSA and fails to cure such breach within [30] days after receiving written notice thereof.

7.2. Termination for Convenience

Owner may terminate this LTSA for convenience upon [180] days’ written notice to Service Provider. In such event, Owner shall pay Service Provider for all services performed through the effective date of termination.

8. GOVERNING LAW

This LTSA shall be governed by the laws of the State of Texas, consistent with the Main Agreement.

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